EXHIBIT 4.26

AGREEMENT PERMITTED TO USE WITH (2) YEARS PERMISSON ORDER FOR LAND

AND BUILDING UNDER CONTRACTUAL LICENSEE PLEDGE

On                      2016(C.E), the Land and Building Owner and Contractual Licensee, who receives the Right of Use with Permission Order, under the Pledge made/executed this Agreement permitted to use for (2) years with the Permission Order under the Pledge at Aung Yadanar Phyo Commercial Company Limited of No. 21 (A), Thiri Mon Housing, Bayintnaung Main Road, (15) Ward, Hlaing Township, Yangon Region, as follows;-

LAND AND BUILDING	: U KHIN HLA

OWNER	: 12/Pa Za Ta (Naing) 024203

(Person, who let to use	: No.21(A), Thirimon Housing,

With Permission order	Hlaing Township, Yangon Region.

Under Pledge)

LAND AND BUILDING	: KAYSER MYANMAR MANUFACTURING CO.,LTD.

USER	No. 259, Plot No. (25), Mekhayar Min Thar Gyi Street,

(With Permission order	Shwe Lin Ban Industrial Zone,

Under Pledge)	Hlaing Thar Yar Township, Yangon Region.

(In saying as the above stated Land and Building Owner (Person, who let to use with Permission Order under Pledge), the Owner of Land/ Building himself and his wife, Sons/Daughters etc., Family Members, etc., Right of Heirs, Persons with Possession Rights in concern with Land must be noted, as included.)

(In saying as the Person who using with Permission Order the Land and Building, Managing Director and Directors, Staffs, Authorised Representatives, All Assignees from KAYSER MYANMAR MANUFACTURING CO.,LTD must be noted, as included.)

1.             Out of the so called Big Land Plot Land Plot No. 259, Land Measurement Ward. No. 25, Mekhatyar Min Thar Gyi Street, Shwe Lin Ban Industrial Zone, Hlaing Thar Yar Township, Yangon Region, Part of it measuring 20,000 Sq.ft Land Plot and Building on it, is agreed to use with Permission Order under Pledge, by Owner to KAYSER MYANMAR MANUFACTURING CO.,LTD., and this Agreement is executed accomplished.

2.             Under the Pledge for this Agreement, List of Materials Heading Permitted to use with Permission Order, it is agreed to for the land Plot and Building on it at the Rate of Ks 8,000,000.00(Kyat Eight Million only)per Month for the period of (2)years(24-months)from 1.1.2017 to 31.12.2018.

ANNEXTURE OF

AGREEMENT PERMITTED TO USE WITH 2 YEARS PERMISSION ORDER FOR LAND

AND BULDING UNDER CONTRACTUAL LICENSEE PLEDGE

Therefore for 24 months, from (1.1.2017) to (31.12.2018) used with Permission order under the Pledge, Ks-192,000,000.00(Kyat One Hundred and Ninety Two Million only) as an exchange rate of Ks-1189 (Kyat One Thousand and One Hundred Eighty Nine only) per 1 USD must be settled to Owner U Khin Hla by the person with Using Right for the land and Building with Permission Order under Pledge, within 15 days From (17.8.2016) to (31.8.2016) Agreement Execution Day.

Provisions to be followed / accomplished by the person using with Permission Order the land and Building under Pledge

3.             Person using the land and Building with Permission Order and Pledge shall do/ accomplish the Businesses, Legally taken for Permission Order from the Myanmar Investment Commission, according to the Existing Laws in the Land and Building with the Accomplishment Right. In accomplishing the Permitted Businesses, the Laws, By Laws Orders, Directives and Fixed Provisions issued by the Concerning Authorities of the Republic of the Union of Myanmar.

4.             During the Period, in which it is permitted with this Agreement, KAYSER MYANMAR MANUFACTURIONS CO., LTD using with the Permission Order must pay / deposit the Due Taxes in relation with the Business completely without leaving Any Debt.

5.             Due Monies for Electricity Use must be paid proportionately by the Person using with Permission Order. But the Meter Maintenance Charge must be paid 50% each by the Land and Building Owner and the User with Permission Order.

6.             In the Building with Accomplishment Right of Use with Permission Order, the Original Entrances are already in East, West and North. But only the North Entrance and Compound Entrance shall be permitted for Use, when Heavy Machineries to be used enter/leave the Factor.

In the Remaining Times, East Gate and North Gates shall absolutely permitted to use. The Gates shall be closed Full Time.

7.             Person using with Permission Order under Pledge, shall not Sub Transfer , Sub- lease the personally Using Land and Building under Pledge and Permission Order, including, No Right to plan, transfer.

8.             Person using with Permission Order under this Agreement has No Right to accomplish Any Business in the personally using Land and Building that shall cause Impact/ Loss to the Owner. If unwanted Problems occur, Person using with Permission Order shall have to solve/accomplish so that there shall be No Losses to the Owner.

9.             Land and Building given Permission for Use with Permission Order under this Agreement are confessed to deliver back by the User with Permission Order on the Fixed Expiry Date(31.12.2018) included in this Agreement (If it fails to deliver back on (31.12.2018) for the Exceeding Used Days, the Person using under Permission Order shall have to compensate the Owner at the rate of Ks-500,000/(Kyat five Lakhs Only) per day.

10.           Before Completion of Permitted Period with this Agreement, the Person using under Permission Order leaves on Own Will from the Land and Building using under Permission Order, the Money settled under this Agreement must not claim back the Money paid under this Agreement.

11.           If the Person using with Permission Order under the Pledge exactly comply with/ accomplish/use according to the Provisions included in this Agreement and if on Any Matter of the Land and Building Owner, before the Permitted Use Period Expiration for the Land and Building, acknowledges and let them leave in (6)months advance from the Land and Building, the Settled Monies for the Use of Land and Building of the Remaining Period together with (6)months Using Money in addition must be paid as Compensation.

12.           Repair, Extension Construction of the Building under Business Need of Land and Building permitted for Use under Pledge according to Fixed Standards must be agreed/permitted.

13.           After expiration of Permitted Period in the Agreement used with Permission Order under Pledge, if land and building is wanted to use further on it must be acknowledge/ inform to the Owner at least in (6)months advance and accomplish for Extension Period.

In making period Extension, Both Sides shall negotiate/extend/amend/fix the using Right, Periodical Value, according to Present Period Condition.

14.           If Land and Building used with Permission Order with Pledge causes Major damage/ Loss because of Natural Disaster,the Using Charges for the Remaining Period, does not need to return by the Land and Building Owner to the User with Permission Order. If there is Minor Loss/damage occurs, the Land and Building Owners must repair back during the agreed/negotiated/fixed period.

15.           In executing this Agreement and Extension Agreement, Revenue Stamp Fees, Court Fees, if Registered, Registration Expenses and all the Servicing Expenses must be borne by the Person using with Permission Order.

16.           Permission Granted to this Land and Building for the Use with this Agreement, is given only with the Permission Order under the Contractual Licensee Pledge and it is agreed to note, it is not leased by the Owner to KAYSER MYANMAR MANUFACTURING CO., LTD.

17.           If user want yearly Renovation of Building regularly, must be paid by the user, by bearing the Expenses.

Damage because of Accomplishment of User with Permission Order under Pledge, must be amended made with own Money of the User with Permission Order under Pledge, by bearing the Expenses.

18.           List of material permitted for use with Permission Order under Pledge

(a)           Part of the land, measuring (20,000)Sq.ft out of the so-called bid land plot at No.(259), Land Measurement ward (25). Mekhayar Min Thar Gyi Street, Shwe Lin Pan Industrial Zone, Hlaing Thar Yar Township, Yangon Region and the Building on the Land Plot, according to the Attached Map.

(b)           Uses of Water Electric, within Building .

Out of the Expressions included in this Agreement, the Meanings (Owner) User with Permission Order under Pledge and Witnesses are personally read, known understood and can be accomplished, complied with, without Anyone’s Urge, Persuasion, Unlawful Use of Power, Cheating, Wornly Talking, T hreat, it is signed/ sealed in the Presence of the following Witnesses on Own Free, Independent Wills.

PERMISSON GIVER ON PERMISSION	USER WITH PERMISSION ORDER

ORDER UNDER PLEDGE	WITH PLEDGE

/S/U San Yu Aung	/S/ Daw Cho Mar

U KHIN HLA	KAYSER MYANMAR MANUFACTURING CO.,LTD.

(LAND AND BUILDING OWNER)

17 Aug 2016	17 Aug 2016

WITNESSES

Name	U San Yu Aung	Name	Daw Cho Mar

Father Name	U Khin Hla	Father Name	U Kyaw Tin

Registration No	12/Pa Za Ta(N)001562	Registration No	5/Ka La Na(N)033544

Occupation	Managing Director	Occupation	Accountant

Aung Yadanar Phyo	Commercial Company Limited	KAYSER MYANMAR	MANUFACTURING CO., LTD

As the Expressions included in this Agreement are read/known/understood, the Agreement is executed. Land and Building Owner and User with Permission Order under Pledge, approved/sign in the Presence of the following Witnesses and User with Permission Order under Pledge sealed the Left Thumb Seal.

DANUBYU U THAN SWE

LL.B,LL.M (Q), H.G.P, Advocate

Company Advisor, Bank Advocate & Advocate (Serial No.2868/84)

(Thesis of Laws)

Office/Bldg.-9, Room 103(E), First Floor, 36th Short Street, Kyauktada Township,

Residence-No.165 (5-A), Nutmauk Street, Kantawgyi Pat Street, Tamwe Township,

Yangon.

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